Exhibit (a) (1)

BASELINE CRE INCOME FUND

AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST

November 27, 2023

BASELINE CRE INCOME FUND

AGREEMENT AND DECLARATION OF TRUST

AGREEMENT AND DECLARATION OF TRUST made this 27th day of November 2023 by the Trustees hereunder, and by the holders of shares of beneficial interest to be issued hereunder as hereinafter provided.

WHEREAS, this Trust has been formed to carry on the business of an investment company; and

WHEREAS, the Trustees have agreed to manage all property coming into their hands as trustees of a Massachusetts business trust in accordance with the provisions hereinafter set forth.

NOW, THEREFORE, the Trustees hereby declare that they will manage and dispose of all cash, securities and other assets which they may from time to time acquire in any manner as Trustees hereunder upon the following terms and conditions.

ARTICLE I

NAME AND DEFINITIONS

Name

Section 1. This Trust shall be known as “Baseline CRE Income Fund” and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.

Definitions

Section 2. Whenever used herein, unless otherwise required by the context or specifically provided:

(a)       The “Trust” refers to the Massachusetts business trust established by this Declaration, as amended or restated from time to time;

(b)       “Trustees” refers to the Trustees of the Trust named herein or elected or appointed in accordance with Article V hereof;

(c)       “Shares” means the equal proportionate transferable units of interest into which the beneficial interest in the Trust shall be divided from time to time or, if more than one class or series of Shares is authorized by the Trustees, the equal proportionate transferable units into which each class or series of Shares shall be divided from time to time;

(d)       “Shareholder” means a record owner of Shares;

(e)       The “1940 Act” refers to the Investment Company Act of 1940 and the rules and regulations thereunder, or applicable orders of the Securities and Exchange Commission (the “Commission”), all as such statute, rules, regulations or orders may be amended from time to time;

(f)       The term “Interested Person” shall have the meaning given it in the 1940 Act subject, however, to such exceptions and exemptions as may be granted by the Commission in any rule, regulation or order;

(g)       “Declaration” shall mean this Agreement and Declaration of Trust, as amended or restated from time to time;

(h)       “Bylaws” shall mean the Bylaws of the Trust as amended or restated from time to time;

(i)       The term “class” or “class of Shares” refers to the division of Shares into two or more classes as provided in Article III, Section 1 hereof; and

(j)       The term “series” or “series of Shares” refers to the division of Shares representing any class into two or more series as provided in Article III, Section 1 hereof.

(k)       “Code” means the Internal Revenue Code of 1986, as amended.

(l)        “REIT” means a real estate investment trust under Sections 856 through 860 of the Code.

ARTICLE II

PURPOSE

The purpose of the Trust is to provide investors a managed investment primarily in securities and other instruments and rights of a financial character and to carry on such other business as the Trustees may from time to time determine pursuant to their authority under this Declaration.

ARTICLE III

SHARES

Division of Beneficial Interest

Section 1. The Trustees may, without Shareholder approval, authorize one or more classes of Shares (which classes may be divided into two or more series), Shares of each such class or series having such par value and such preferences, voting powers, terms of redemption, if any, and special or relative rights or privileges (including conversion rights, if any) as the Trustees may determine. Subject to applicable law, the Trustees may, without Shareholder approval, authorize the Trust to issue subscription or other rights representing interests in Shares to existing Shareholders or other persons subject to such terms and conditions as the Trustees may determine. The number of Shares of each class or series authorized shall be unlimited, except as the Bylaws may otherwise provide, and the Shares so authorized may be represented in part by fractional shares. The Trustees may from time to time divide or combine the Shares of any class or series into a greater or lesser number without thereby changing the proportionate beneficial interest in the class or series.

Ownership of Shares

Section 2. The ownership of Shares shall be recorded on the books of the Trust or a transfer or similar agent of the Trust. Except as provided in the Bylaws or as the Trustees may otherwise determine from time to time, no certificates certifying the ownership of Shares shall be issued. The Trustees may make such rules as they consider appropriate for the issuance of Share certificates, the transfer of Shares and similar matters. The record books of the Trust as kept by the Trust or any transfer or similar agent, as the case may be, shall be conclusive as to who are the Shareholders of each class and series and as to the number of Shares of each class and series held from time to time by each Shareholder.

Investments in the Trust

Section 3. The Trustees shall accept investments in the Trust from such persons and on such terms and, subject to any requirements of law, for such consideration, which may consist of cash or tangible or intangible property or a combination thereof, as the Trustees or the Bylaws from time to time authorize.

No Preemptive Rights

Section 4. Shareholders shall have no preemptive or other right to receive, purchase or subscribe for any additional Shares or other securities issued by the Trust.

Derivative Claims

Section 5. As used herein, a “direct” Shareholder claim shall refer to a claim based upon alleged violations of a Shareholder’s individual rights independent of any harm to the Trust or any class or series of Shares thereof, including a Shareholder’s voting rights under Article VI herein or Article 10 of the Bylaws, rights to receive a dividend payment as may be declared from time to time, rights to inspect books and records, or other similar rights personal to the Shareholder and independent of any harm to the Trust or any class or series of Shares thereof. Any other claim asserted by a Shareholder, including without limitation any claims purporting to be brought on behalf of the Trust or any class or series of Shares thereof or involving any alleged harm to the Trust or any class or series of Shares thereof, shall be considered a “derivative” claim.

No Shareholder or group of Shareholders shall have the right to bring or maintain any court action, proceeding or claim on behalf of the Trust or any series or class of Shares without first making demand on the Trustees requesting the Trustees to bring or maintain such action, proceeding or claim. Such demand shall not be excused under any circumstances, including claims of alleged interest on the part of the Trustees. Such demand shall be mailed to the Secretary of the Trust at the Trust’s principal office and shall set forth in reasonable detail the nature of the proposed court action, proceeding or claim and the essential facts relied upon by the Shareholder(s) to support the allegations made in the demand. The Trustees shall consider such demand within 90 days of its receipt by the Trust. In their sole discretion, the Trustees may submit the matter to a vote of Shareholders of the Trust or a series or class of Shares, as appropriate. Any decision by the Trustees to bring, maintain or settle (or not to bring, maintain or settle) such court action, proceeding or claim, or to submit the matter to a vote of Shareholders, shall be made by the Trustees in their business judgment and shall be binding upon the Shareholders and no suit, proceeding or other action shall be commenced or maintained after a decision to reject a demand. Any Trustee who is not an Interested Person of the Trust acting in connection with any demand or any proceeding relating to a claim on behalf of or for the benefit of the Trust shall be deemed to be independent and disinterested with respect to such demand, proceeding or claim. The provisions of this Section 5 shall not apply to claims made under federal securities laws.

Direct Claims

Section 6. No group of Shareholders shall have the right to bring or maintain a direct action or claim for monetary damages against the Trust (or a class or series of Shares thereof) or the Trustees predicated upon an express or implied right of action under this Declaration, nor shall any single Shareholder, who is similarly situated to one or more other Shareholders with respect to the alleged injury, have the right to bring such an action, unless such group of Shareholders or such single Shareholder has obtained authorization from the Trustees to bring the action. The requirement of authorization shall not be excused under any circumstances, including claims of alleged interest on the part of the Trustees. A request for authorization shall be mailed to the Secretary of the Trust at the Trust’s principal office and shall set forth with particularity the nature of the proposed court action, proceeding or claim and the essential facts relied upon by the group of Shareholders or Shareholder to support the allegations made in the request. The Trustees shall consider such request within 90 days of its receipt by the Trust. In their sole discretion, the Trustees may submit the matter to a vote of Shareholders of the Trust or series or class of Shares, as appropriate. Any decision by the Trustees to settle or to authorize (or not to settle or not to authorize) such court action, proceeding or claim, or to submit the matter to a vote of Shareholders, shall be made in their business judgment and shall be binding on all Shareholders. The provisions of this Section 6 shall not apply to claims made under federal securities laws.

Status of Shares and Limitation of Personal Liability

Section 7. Shares shall be deemed to be personal property giving only the rights provided in this Declaration or the Bylaws. Every Shareholder by virtue of having become a Shareholder shall be held to have expressly assented and agreed to the terms of this Declaration and the Bylaws (including any amendments thereto that may be adopted subsequent to their becoming a shareholder) and to have become a party hereto and thereto. The death of a Shareholder during the continuance of the Trust shall not operate to terminate the same nor entitle the representative of any deceased Shareholder to an accounting or to take any action in court or elsewhere against the Trust or the Trustees, but only to the rights of said decedent under this Trust. Ownership of Shares shall not entitle the Shareholder to any title in or to the whole or any part of the Trust property or right to call for a partition or division of the same or for an accounting, nor shall the ownership of Shares constitute the Shareholders partners. Neither the Trust nor the Trustees, nor any officer, employee or agent of the Trust, shall have any power to bind personally any Shareholder, nor except as specifically provided herein to call upon any Shareholder for the payment of any sum of money or assessment whatsoever other than such as the Shareholder may at any time personally agree to pay.

ARTICLE IV

INFORMATION REGARDING OWNERSHIP OF SHARES

Definitions.

Section 1. For the purpose of this Article IV, the following terms shall have the following meanings:

(a)       The term “Aggregate Share Ownership Limit” shall mean 9.8% in value of the aggregate Outstanding Shares, or such other percentage determined by the Board of Trustees in accordance with Section 2(h) of this Article IV.

(b)       The term “Beneficial Ownership” shall mean ownership of Shares by a Person, whether the interest in the Shares is held directly or indirectly (including by a nominee) and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

(c)       The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

(d)       The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 3(f) of this Article IV, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code. If the Code shall cease to define a charitable organization, “Charitable Beneficiary” shall mean an entity organized to do work for charitable purposes and not for profit.

(e)       The term “Charitable Trust” shall mean any trust provided for in Section 3(a) of this Article IV.

(f)       The term “Charitable Trustee” shall mean the Person unaffiliated with the Trust and a Prohibited Owner that is appointed by the Trust to serve as trustee of the Charitable Trust.

(g)       The term “Share Ownership Limit” shall mean 9.8% (in value or in number of Shares, whichever is more restrictive) of the Outstanding Shares, or such other percentage determined by the Board of Trustees in accordance with Section 2(h) of this Article IV.

(h)       The term “Constructive Ownership” shall mean ownership of Shares by a Person, whether the interest in the Shares is held directly or indirectly (including by a nominee) and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructively,” “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

(i)       The term “Excepted Holder” shall mean a Shareholder of the Trust for whom an Excepted Holder Limit is created by the Declaration of Trust or by the Board of Trustees pursuant to Section 2(g) of this Article IV.

(j)       The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Trustees pursuant to Section 2(g) of this Article IV and subject to adjustment pursuant to Section 2(g) of this Article IV, the percentage limit established by the Board of Trustees pursuant to Section 2(g) of this Article IV.

(k)       The term “Initial Date” shall mean the date upon which the Declaration of Trust containing this Article IV is first accepted for record by the Secretary of The Commonwealth of Massachusetts.

(l)       The term “Market Price” on any date shall mean, with respect to any class or series of Shares, the Closing Price for such Shares on such date. The “Closing Price” on any date shall mean the last sale price for such Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Shares, in either case as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Shares are listed or admitted to trading or, if such Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Shares selected by the Board of Trustees or, in the event that no trading price is available for such Shares, the fair market value of the Shares, as determined by the Board of Trustees.

(m)       The term “Outstanding Shares” shall mean all classes or series of Shares, including without limitation, each class of commons hares and preferred shares.

(n)       The term “Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

(o)       The term “Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of this Article IV, would Beneficially Own or Constructively Own Shares in violation of Section 2(a) of this Article IV, and if appropriate in the context, shall also mean any Person who would have been the Shareholder that the Prohibited Owner would have so owned.

(p)       The term “Restriction Termination Date” shall mean the first day after the Initial Date on which the Board of Trustees determines pursuant to Section 5 of Article V of this Declaration that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of Shares set forth herein is no longer required in order for the Trust to qualify as a REIT.

(q)       The term “Shares” shall have the meaning ascribed such term in Section 2 of this Article IV.

(r)       The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise, redemption or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such action or cause any such event, of Shares or the right to vote or receive dividends on Shares, including (i) the granting or exercise of any option (or any disposition of any option), (ii) any disposition of any securities or rights convertible into or exchangeable for Shares or any interest in Shares or any exercise of any such conversion or exchange right and (iii) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

Shares

Section 2.

(a)       Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date:

(i)       Basic Restrictions.

(A)	No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Shares in excess of the Aggregate Share Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Shares in excess of the Share Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own Shares in excess of the Excepted Holder Limit for such Excepted Holder.

(B)	No Person shall Beneficially Own or Constructively Own Shares to the extent that such Beneficial Ownership or Constructive Ownership of Shares would result in the Trust being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, without limitation, Beneficial Ownership or Constructive Ownership that would result in the Trust owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Trust from such tenant would cause the Trust to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

(C)	Unless otherwise determined by the Board of Trustees, any Transfer of Shares that, if effective, would result in the Shares being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

(D)	(iv) Unless otherwise determined by the Board of Trustees, No Person shall Beneficially Own or Constructively Own Shares to the extent that such Beneficial Ownership or Constructive Ownership of Shares would result in the Trust failing to be a Domestically Controlled REIT; and

(E)	Unless otherwise determined by the Board of Trustees, No Person shall Beneficially Own or Constructively Own Shares to the extent that such Beneficial Ownership or Constructive Ownership of Shares would result in the Trust failing to be a Pension-Held REIT.

(ii)       Transfer in Charitable Trust. Unless otherwise determined by the Board of Trustees, if any Transfer of Shares occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Shares in violation of Section 2(a)(i)(A) or (B) of this Article IV,

(A)	then that number of Shares the Transfer of which, if effective, otherwise would cause such Person to violate Section 2(a)(i)(A) or (B) of this Article IV (rounded up to the nearest whole Share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 3 of this Article IV, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such Shares; or

(B)	if the transfer to the Charitable Trust described in clause (A) of this sentence would not be effective for any reason to prevent the violation of Section 2(a)(i)(A) or (B) of this Article IV, the Transfer of that number of Shares that otherwise would cause any Person to violate Section 2(a)(i)(A) or (B) of this Article IV shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

(C)	To the extent that, upon a transfer of Shares pursuant to this Section 2(a)(ii), a violation of any provision of this Article IV would nonetheless be continuing (for example, where the ownership of Shares by a single Charitable Trust would violate the 100 shareholder requirement applicable to REITs), Shares shall be transferred to that number of Charitable Trusts, each having a distinct Trustee and a Charitable Beneficiary or Charitable Beneficiaries that are distinct from those of each other Charitable Trusts, such that there is no violation of any provision of this Article IV.

(b)       Remedies for Breach. If the Board of Trustees shall at any time determine that a Transfer or other event has taken place that results in a violation of Section 2(a) of this Article IV or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Shares in violation of Section 2(a) of this Article IV (whether or not such violation is intended), the Board of Trustees shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Trust to redeem or repurchase Shares, refusing to give effect to such Transfer on the books of the Trust or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 2(a) of this Article IV shall automatically result in the transfer to the Charitable Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Trustees.

(c)       Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Shares that will or may violate Section 2(a)(i) of this Article IV or any Person who would have owned Shares that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 2(a)(ii) of this Article IV shall immediately give written notice to the Trust of such event or, in the case of such a proposed or attempted transaction, give at least fifteen (15) days prior written notice, and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such Transfer on the Trust’s status as a REIT.

(d)       Owners Required To Provide Information. From the Initial Date and prior to the Restriction Termination Date:

(i)       every owner of five percent (5%) or more (or such lower percentage as required by the Code or the Treasury regulations promulgated thereunder) of the Outstanding Shares, within thirty (30) days after the end of each taxable year, shall give written notice to the Trust stating the name and address of such owner, the number of Shares Beneficially Owned and a description of the manner in which such Shares are held. Each such owner shall provide to the Trust such additional information as the Trust may request in order to determine the effect, if any, of such Beneficial Ownership on the Trust’s status as a REIT and to ensure compliance with the Aggregate Share Ownership Limit and the Share Ownership Limit; and

(ii)       each Person who is a Beneficial Owner or Constructive Owner of Shares and each Person (including the Shareholder) who is holding Shares for a Beneficial Owner or Constructive Owner shall provide to the Trust such information as the Trust may request, in order to determine the Trust’s status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

(e)       Remedies Not Limited. Subject to Section 5 of Article V of this Declaration, nothing contained in this Section 2 shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect the Trust in preserving the Trust’s status as a REIT.

(f)       Ambiguity. In the case of an ambiguity in the application of any of the provisions of Section 2, Section 3 or any definition contained in Section 1 of this Article IV, the Board of Trustees may determine the application of the provisions of Section 2 or Section 3 of this Article IV or any such definition with respect to any situation based on the facts known to it. In the event Section 2 or Section 3 of this Article IV requires an action by the Board of Trustees and the Declaration of Trust fails to provide specific guidance with respect to such action, the Board of Trustees may determine the action to be taken so long as such action is not contrary to the provisions of Sections 1, 2 or 3 of this Article IV. Absent a decision to the contrary by the Board of Trustees, if a Person would have (but for the remedies set forth in Section 2(b) of this Article IV acquired Beneficial Ownership or Constructive Ownership of Shares in violation of Section 2(a)(i) of this Article IV, such remedies (as applicable) shall apply first to the Shares which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such Shares based upon the relative number of the Shares held by each such Person.

(g)       Exceptions.

(i)       Subject to Section 2(a)(i)(B) of this Article IV, the Board of Trustees, may exempt (prospectively or retroactively) a Person from the Aggregate Share Ownership Limit and the Share Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if:

(A)	the Board of Trustees obtains such representations and undertakings from such Person as are reasonably necessary for the Board of Trustees to ascertain that no Person’s Beneficial Ownership or Constructive Ownership of such Shares will violate Section 2(a)(i)(B) of this Article IV;

(B)	such Person does not and represents that it will not own, actually or Constructively, an interest in a tenant of the Trust (or a tenant of any entity owned or controlled by the Trust) that would cause the Trust to own, actually or Constructively, more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Trustees obtains such representations and undertakings from such Person as the Board of Trustees determines are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Trust (or an entity owned or controlled by the Trust) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that rent from such tenant would not adversely affect the Trust’s ability to qualify as a REIT shall not be treated as a tenant of the Trust); and

(C)	such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 2(a) through 2(b) of this Article IV will result in such Shares being automatically transferred to a Charitable Trust in accordance with Sections 2(a)(ii) and 3 of this Article IV.

(ii)       Prior to granting any exception pursuant to Section 2(g)(i) of this Article IV, the Board of Trustees may require a ruling from the U.S. Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Trustees, as it may deem necessary or advisable in order to determine or ensure the Trust’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Trustees may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(iii)       Subject to Section 2(a)(i)(B) of this Article IV, an underwriter which participates in a public offering, forward sale or a private placement of Shares (or securities convertible into or exchangeable for Shares) may Beneficially Own or Constructively Own Shares (or securities convertible into or exchangeable for Shares) in excess of the Aggregate Share Ownership Limit, the Share Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering, forward sale or private placement.

(iv)       The Board of Trustees may reduce the Excepted Holder Limit for an Excepted Holder only (i) with the written consent of such Excepted Holder at any time, or (ii) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Share Ownership Limit.

(h)       Increase or Decrease in Share Ownership or Aggregate Share Ownership Limits. Subject to Section 2(a)(i)(B) of this Article IV and this Section 2(h), the Board of Trustees may from time to time increase or decrease the Share Ownership Limit and the Aggregate Share Ownership Limit for one or more Persons and increase or decrease the Share Ownership Limit and the Aggregate Share Ownership Limit for all other Persons. No decreased Share Ownership Limit or Aggregate Share Ownership Limit will be effective for any Person whose percentage of ownership of Shares is in excess of such decreased Share Ownership Limit or Aggregate Share Ownership Limit, as applicable, until such time as such Person’s percentage of ownership of Shares equals or falls below the decreased Share Ownership Limit or Aggregate Share Ownership Limit, as applicable; provided, however, that any further acquisition of Shares by any such Person (other than a Person for whom an exemption has been granted pursuant to Section 2(g)(i) of this Article IV or an Excepted Holder) in excess of the Shares owned by such person on the date the decreased Share Ownership Limit or Aggregate Share Ownership Limit, as applicable, became effective will be in violation of the Share Ownership Limit or Aggregate Share Ownership Limit. No increase to the Share Ownership Limit or Aggregate Share Ownership Limit may be approved if the new Share Ownership Limit and/or Aggregate Share Ownership Limit would allow five (5) or fewer Persons to Beneficially Own in the aggregate more than 49.9% in value of the Outstanding Shares.

(i)       Legend. Each certificate for Shares, if certificated, shall bear a legend summarizing the restrictions on transfer and ownership contained herein. Instead of a legend, the certificate, if any, or any notice in lieu of a certificate may state that the Trust will furnish a full statement about certain restrictions on ownership and transfer of the Shares to a Shareholder on request and without charge.

Transfer of Shares in Charitable Trust.

Section 3.

(a)       Ownership in Charitable Trust. Upon any purported Transfer or other event described in Section 2(a)(ii) of this Article IV that would result in a transfer of Shares to a Charitable Trust, such Shares shall be deemed to have been transferred to the Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Charitable Trust pursuant to Section 2(a)(ii) of this Article IV. The Trustee shall be appointed by the Trust and shall be a Person unaffiliated with the Trust and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Trust as provided in Section 3(f) of this Article IV.

(b)       Status of Shares Held by the Trustee. Shares held by the Trustee shall be issued and Outstanding Shares of the Trust. The Prohibited Owner shall have no rights in the Shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any Shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the Shares held in the Charitable Trust.

(c)       Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to Shares held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Trust that the Shares have been transferred to the Trustee shall be paid by the recipient of such dividend or other distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or other distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to Shares held in the Charitable Trust and, subject to Massachusetts law, effective as of the date that the Shares have been transferred to the Charitable Trust, the Trustee shall have the authority (at the Trustee’s sole and absolute discretion) to (i) rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Trust that the Shares have been transferred to the Charitable Trust and (ii) recast such vote; provided, however, that if the Trust has already taken irreversible corporate action, the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article IV, until the Trust has received notification that Shares have been transferred into a Charitable Trust, the Trust shall be entitled to rely on its stock transfer and other shareholder records for purposes of preparing lists of shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes and determining the other rights of shareholders.

(d)       Sale of Shares by Trustee. Within twenty (20) days of receiving notice from the Trust that Shares have been transferred to the Charitable Trust, the Trustee shall sell the Shares held in the Charitable Trust to a person, designated by the Trustee, whose ownership of the Shares will not violate the ownership limitations set forth in Section 2(a)(i) of this Article IV. Upon such sale, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 3(d). The Prohibited Owner shall receive the lesser of the (i) price paid by the Prohibited Owner for the Shares or, if the Prohibited Owner did not give value for the Shares in connection with the event causing the Shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the Shares on the day of the event causing the Shares to be held in the Charitable Trust and (ii) price per Share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the Shares held in the Charitable Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 3(c) of this Article IV. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Trust that Shares have been transferred to the Trustee, such Shares are sold by a Prohibited Owner, then (i) such Shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such Shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 3(d), such excess shall be paid to the Trustee upon demand.

(e)       Purchase Right in Share Transferred to the Trustee. Shares transferred to the Trustee shall be deemed to have been offered for sale to the Trust, or its designee, at a price per Share equal to the lesser of (i) the price per Share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Trust, or its designee, accepts such offer. The Trust may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 3(c) of this Article IV. The Trust may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Trust shall have the right to accept such offer until the Trustee has sold the Shares held in the Charitable Trust pursuant to Section 3(d) of this Article IV. Upon such a sale to the Trust, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

(f)       Designation of Charitable Beneficiaries. By written notice to the Trustee, the Trust shall designate one or more nonprofit organizations to be the Charitable Beneficiary or Charitable Beneficiaries of the interest in the Charitable Trust such that (i) the Shares held in the Charitable Trust would not violate the restrictions set forth in Section 2(a)(i) of this Article IV in the hands of such Charitable Beneficiary or Charitable Beneficiaries and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code. Neither the failure of the Trust to make such designation nor the failure of the Trust to appoint the Trustee before the automatic transfer provided in Section 2(a)(i)(B) of this Article IV shall make such transfer ineffective, provided that the Trust thereafter makes such designation and appointment.

Enforcement

Section 4.

(a)       Enforcement. The Trust is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article IV.

(b)       Non-Waiver. No delay or failure on the part of the Trust or the Board of Trustees in exercising any right hereunder shall operate as a waiver of any right of the Trust or the Board of Trustees, as the case may be, except to the extent specifically waived in writing.

ARTICLE V

THE TRUSTEES

Number of Trustees and Term of Office

Section 1. Subject to the voting powers of one or more classes or series of Shares as set forth in the Bylaws, the number of Trustees shall be such number as shall be fixed from time to time by a written instrument signed by a majority of the Trustees. The Trustees who are signatories to this Declaration on the date hereof, and such other persons as the Trustee or Trustees then in office shall appoint (to fill a vacancy or otherwise) prior to any sale of Shares pursuant to a public offering, shall each serve until the first meeting of Shareholders at which Trustees are elected and until his or her successor is elected and qualified, or until he or she sooner dies, resigns or is removed subject in each case to the terms created pursuant to this Article V.

Each Trustee shall serve during the continued lifetime of the Trust until he or she dies, resigns or is removed, or, if sooner, until the next meeting of Shareholders called for the purpose of electing Trustees and until the election and qualification of his or her successor. Any Trustee may resign at any time by written instrument signed by him or her and delivered to any officer of the Trust or to a meeting of the Trustees. Such resignation shall be effective upon receipt unless specified to be effective at some other time. Except to the extent expressly provided in a written agreement with the Trust, no Trustee resigning and no Trustee removed shall have any right to any compensation for any period following his or her resignation or removal, or any right to damages on account of such removal.

The Trustees may also determine by resolution those Trustees, if any, that shall be elected by Shareholders of a particular class of Shares (e.g., by a class of preferred Shares issued by the Trust) prior to the initial offering of such class of Shares.

No reduction in the number of Trustees shall have the effect of removing any Trustee from office prior to the expiration of his or her term unless the Trustee is specifically removed pursuant to Section 3 of this Article V at the time of the decrease. Except as provided in this Section 1 or Section 3 of this Article V, Trustees shall be elected only at an annual meeting of Shareholders or a special meeting in lieu of an annual meeting.

Vacancies; Resignation; Removal

Section 2. From and after the date when Shares are first sold pursuant to a public offering and subject to any voting powers of one or more classes or series of Shares as set forth in this Declaration or in the Bylaws or by resolution of the Board of Trustees, any vacancies occurring in the Board of Trustees may be filled by the Trustees as set forth below. Prior to the date when Shares are first sold pursuant to a public offering, subject to any limitations imposed by the 1940 Act or other applicable law, any vacancies occurring in the Board of Trustees may be filled by the Trustees as set forth below without any action by or meeting of Shareholders.

Subject to any limitations imposed by the 1940 Act or other applicable law, any vacancy occurring in the Board of Trustees that results from an increase in the number of Trustees may be filled by a majority of the entire Board of Trustees, and any other vacancy occurring in the Board of Trustees may be filled by a majority of the Trustees then in office, whether or not sufficient to constitute a quorum, or by a sole remaining Trustee; provided, however, that if the Shareholders of any class or series of Shares are entitled separately to elect one or more Trustees, a majority of the remaining Trustees elected by that class or series or the sole remaining Trustee elected by that class or series may fill any vacancy among the number of Trustees elected by that class or series, or if there are no remaining Trustees elected by such class or series, a majority of the entire Board of Trustees may fill any such vacancy. A Trustee elected by the Board of Trustees to fill any vacancy occurring in the Board of Trustees shall serve until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

Any Trustee may resign his or her trust or retire as a Trustee (without need for prior or subsequent accounting except in the event of removal) by an instrument in writing signed by him and delivered to the President or Secretary or a Trustee of the Trust, and such resignation or retirement shall be effective upon such delivery, or at a later date according to the terms of the instrument. Any Trustee may be removed from office only for “Cause” (as hereinafter defined) and only (i) by action of at least seventy-five percent (75%) of the outstanding Shares of the classes or series of Shares entitled to vote for the election of such Trustee, or (ii) by written instrument, signed by at least seventy-five percent (75%) of the remaining Trustees, specifying the date when such removal shall become effective. “Cause” for these purposes shall require willful misconduct, dishonesty or fraud on the part of the Trustee in the conduct of his or her office or such Trustee being convicted of a felony.

Effect of Death, Resignation, etc. of a Trustee

Section 3. The death, declination, resignation, retirement, removal, disqualification or incapacity of the Trustees, or any one of them, shall not operate to annul the Trust or to revoke any existing agency created pursuant to the terms of this Declaration.

Powers

Section 4. Subject to the provisions of this Declaration, the business of the Trust shall be managed by the Trustees, and they shall have all powers necessary or convenient to carry out that responsibility. Without limiting the foregoing, the Trustees may adopt Bylaws not inconsistent with this Declaration providing for the conduct of the business of the Trust and may amend and repeal them to the extent and as provided in Article X, Section 7(c) of this Declaration. Subject to the voting power of one or more classes or series of Shares as set forth in this Declaration or in the Bylaws or by resolution of the Board of Trustees, the Trustees may fill vacancies in or add to their number, including vacancies resulting from increases in their number, and may elect and remove such officers and appoint and terminate such agents as they consider appropriate; they may appoint from their own number, and terminate, any one or more committees consisting of one or more Trustees, including an executive committee which may, when the Trustees are not in session, exercise some or all of the power and authority of the Trustees as the Trustees may determine; they may appoint an advisory board, the members of which shall not be Trustees and need not be Shareholders; they may employ one or more custodians of the assets of the Trust and may authorize such custodians to employ subcustodians (including foreign custodians) and to deposit all or any part of such assets in a system or systems for the central handling of securities, retain a transfer agent or a shareholder servicing agent, or both, retain a fund account agent or administrator, or both, provide for the distribution of Shares by the Trust, through one or more principal underwriters or otherwise, set record dates for the determination of Shareholders with respect to various matters, and in general delegate such authority as they consider desirable to any officer of the Trust, to any committee of the Trustees and to any agent or employee of the Trust or to any such custodian or underwriter or other duly appointed service provider.

Without limiting the foregoing, the Trustees shall have power and authority:

(a)       To invest and reinvest cash, and to hold cash uninvested;

(b)       To sell, exchange, lend, pledge, mortgage, hypothecate, write options on, lease, or otherwise deal in any property rights relating to any or all of the assets of the Trust;

(c)       To vote or give assent, or exercise any rights of ownership, with respect to stock or other securities or property; and to execute and deliver proxies or powers of attorney to such person or persons as the Trustees shall deem proper, granting to such person or persons such power and discretion with relation to securities or property as the Trustees shall deem proper;

(d)       To exercise powers and rights of subscription or otherwise which in any manner arise out of ownership of securities or such other property;

(e)       To hold any security or property in a form not indicating any trust, whether in bearer, unregistered or other negotiable form, or in the name of the Trustees or of the Trust or in the name of a custodian, subcustodian or other depository or a nominee or nominees or otherwise;

(f)       To the extent necessary or appropriate to give effect to the preferences, special or relative rights and privileges of any classes or series of Shares, to allocate assets, liabilities, income and expenses of the Trust to a particular class or classes or series of Shares or to apportion the same among two or more classes or series, provided that any liabilities or expenses incurred by or arising in connection with a particular series of Shares shall be payable solely out of the assets of that series;

(g)       To consent to or participate in any plan for the reorganization, consolidation or merger of any corporation or issuer, any security of which is or was held in the Trust; to consent to any contract, lease, mortgage, purchase or sale of property by such corporation or issuer, and to pay calls or subscriptions with respect to any security held in the Trust;

(h)       To join with other security holders in acting through a committee, depositary, voting trustee or otherwise, and in that connection to deposit any security with, or transfer any security to, any such committee, depositary or trustee, and to delegate to them such power and authority with relation to any security (whether or not so deposited or transferred) as the Trustees shall deem proper, and to agree to pay, and to pay, such portion of the expenses and compensation of such committee, depositary or trustee as the Trustees shall deem proper;

(i)       To compromise, arbitrate, mediate or otherwise adjust claims in favor of or against the Trust on any matter in controversy, including but not limited to claims for taxes;

(j)       To enter into joint ventures, general or limited partnerships, limited liability companies, and any other combinations or associations;

(k)       To borrow funds or other property;

(l)       To endorse or guarantee the payment of any notes or other obligations of any person; to make contracts of guaranty or suretyship, or otherwise assume liability for payment thereof; and to mortgage and pledge the Trust property or any part thereof to secure any of or all of such obligations;

(m)      To purchase and pay for entirely out of Trust property such insurance as they may deem necessary or appropriate for the conduct of the business of the Trust or of its series, including, without limitation, insurance policies insuring the assets of the Trust and payment of distributions and principal on its portfolio investments, and insurance policies insuring the Shareholders, Trustees, officers, employees, agents, investment advisers, sub-advisers or managers, principal underwriters or independent contractors of the Trust individually against all claims and liabilities of every nature arising by reason of holding, being or having held any such office or position, or by reason of any action alleged to have been taken or omitted by any such person as Shareholder, Trustee, officer, employee, agent, investment adviser, sub-adviser or manager, principal underwriter or independent contractor, including, without limitation, any action taken or omitted that may be determined to constitute negligence, whether or not the Trust would have the power to indemnify such person against such liability;

(n)       To pay pensions for faithful service, as deemed appropriate by the Trustees, and to adopt, establish and carry out pension, profit-sharing, share bonus, share purchase, savings, thrift and other retirement, incentive and benefit plans, trusts and provisions, including the purchasing of life insurance and annuity contracts as a means of providing such retirement and other benefits, for any or all of the Trustees, officers, employees and agents of the Trust;

(o)       To purchase, repurchase, redeem or otherwise acquire Shares, including in accordance with Rule 23c-3 under the 1940 Act or as otherwise permitted under the 1940 Act and other applicable law;

(p)       To change or eliminate any requirements for investment in Shares of any series or class, including without limitation the power to provide for the issue of Shares of any series or class in connection with any merger or consolidation of the Trust with another trust or company or any acquisition by the Trust of part or all of the assets of another trust or company; and

(q)       To engage in any other lawful act or activity in which business corporations or voluntary associations organized under the laws of The Commonwealth of Massachusetts may engage, including, but not limited to, any and all acts permitted of a closed-end company and “interval fund” under the 1940 Act.

The Trustees shall not in any way be bound or limited by any present or future law or custom in regard to investments by trustees. The Trustees shall not be required to obtain any court order to deal with any assets of the Trust or take any other action hereunder. Except as otherwise provided herein or from time to time in the Bylaws, any action to be taken by the Trustees may be taken by a majority of the Trustees present at a meeting of the Trustees (a quorum being present), within or without Massachusetts. Except as otherwise provided herein or from time to time in the Bylaws, any action to be taken by the Trustees may be taken at a meeting held by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other at the same time and participation by such means shall constitute presence in person at a meeting, or by written consents of a majority of the Trustees then in office (or such greater number as may be required by this Declaration, the Bylaws or applicable law).

REIT Qualification

Section 5. The Board of Trustees shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Trust as a REIT for U.S. federal income and all applicable state or local tax purposes; however, if the Board of Trustees determines that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a REIT, the Board of Trustees may revoke or otherwise terminate the Trust’s REIT election pursuant to Section 856(g) of the Code. The Board of Trustees, in its sole and absolute discretion, also may (i) determine that compliance with any restriction or limitation on Share ownership and transfer set forth in Article IV is no longer required for REIT qualification and (ii) make any other determination or take any other action pursuant to Article IV.

Payment of Expenses by the Trust

Section 6. The Trustees are authorized to pay, or to cause to be paid out of the principal or income, or partly out of principal and partly out of income, of the Trust as they deem fair, all expenses, fees, charges, taxes and liabilities incurred or arising in connection with the Trust, or in connection with the management thereof, including, but not limited to, the Trustees’ compensation and such expenses and charges for the services of the Trust’s officers, employees, investment advisers, sub-advisers or managers, principal underwriters, auditors, counsel, custodians, transfer agents, shareholder servicing agents, and such other agents or independent contractors and such other expenses and charges as the Trustees may deem necessary or proper to incur.

Ownership of Assets of the Trust

Section 7. Title to all of the assets of the Trust and each series and class of Shares shall at all times be considered as vested in the Trustees.

Advisory, Management and Distribution

Section 8. The Trustees may, at any time and from time to time, contract for exclusive or nonexclusive advisory and/or management services with one or more corporations, trusts, associations or other organizations (each a “Manager”), every such contract to comply with such requirements and restrictions as may be set forth in the Bylaws; and any such contract may provide for one or more sub-advisers or other agents who shall perform all or part of the obligations of the relevant Manager under such contract and contain such other terms interpretive of or in addition to said requirements and restrictions as the Trustees may determine, including, without limitation, authority to determine from time to time what investments shall be purchased, held, sold, or exchanged and what portion, if any, of the assets of the Trust shall be held uninvested and to make changes in the Trust’s investments. The Trustees may also, at any time and from time to time, contract with one or more Managers or other corporations, trusts, associations or other organizations appointing it or them exclusive or nonexclusive distributor(s) and/or principal underwriter(s) for the Shares, every such contract to comply with such requirements and restrictions as may be set forth in the Bylaws; and any such contract may contain such other terms interpretive of or in addition to said requirements and restrictions as the Trustees may determine.

The fact that:

(i)       any of the Shareholders, Trustees or officers of the Trust is a shareholder, director, officer, partner, trustee, employee, manager, adviser, sub-adviser, principal underwriter or distributor or agent of or for any corporation, partnership, trust, association or other organization, or of or for any parent or affiliate of any organization, with which an advisory, sub-advisory or management contract, or principal underwriter’s or distributor’s contract, or transfer, shareholder servicing or other agency contract may have been or may hereafter be made or that any such organization, or any parent or affiliate thereof, is a Shareholder or has an interest in the Trust, or that (ii) any corporation, trust, association or other organization with which an advisory, sub-advisory or management contract or principal underwriter’s or distributor’s contract or transfer, shareholder servicing or other agency contract may have been or may hereafter be made also has an advisory, sub-advisory or management contract, or principal underwriter’s or distributor’s contract or transfer, shareholder servicing or other agency contract with one or more other corporations, trusts, associations or other organizations, or has other business or interests, shall not affect the validity of any such contract or disqualify any Shareholder, Trustee or officer of the Trust from voting upon or executing the same or create any liability or accountability to the Trust or its Shareholders.

Address of the Trustees and Agent for Service of Process

Section 9. The principal address of the Trustees on the date hereof is c/o Baseline Partners LLC, 1819 E Southern Ave., Ste B10, Mesa, Arizona 85204. The name and address of the resident agent of the Trust on the date hereof in The Commonwealth of Massachusetts is Registered Agent Solutions, 44 School St, Suite 505, Boston, Massachusetts 02108.Each Trustee may change his or her principal address, and the Trustees may appoint a new or successor resident agent of the Trust, in each case at any time in his, her or their sole discretion.

ARTICLE VI

SHAREHOLDERS’ VOTING POWERS AND MEETINGS

General

Section 1. Except as otherwise provided in this Article VI or elsewhere in this Declaration, Shareholders shall have such power to vote as is provided for in, and shall and may hold meetings and take actions pursuant to and subject to the voting thresholds or other requirements set forth in, the provisions of the Bylaws. For the avoidance of doubt, the foregoing shall not prevent or limit the application to any Shareholder of any voting, Share ownership or similar limitations or requirements set forth in this Declaration or the Bylaws.

Voting Powers as to Certain Transactions

Section 2.

(a)       Notwithstanding anything else herein, to the extent permitted by law, the Trustees, by a vote of a majority of the Trustees, may, in their sole discretion and without Shareholder approval unless such approval is required by the 1940 Act, (i) cause the Trust or any series or class of Shares to merge or consolidate with or into any other person or company (including, without limitation, a partnership, corporation, joint venture, business trust, common law trust or any other business organization) or of any such person or company with or into the Trust or any series or class of Shares.

(b)       Except as otherwise provided in paragraph (c) of this Section 2, the affirmative vote of a majority of the Trustees of the Trust and a majority of the Shares outstanding and entitled to vote thereon shall be necessary to authorize any Shareholder proposal as to specific investment decisions made or to be made with respect to the assets of the Trust or a series or class of Shares.

(c)       Notwithstanding anything to the contrary in paragraph (b) of this Section 2, so long as each action is approved by a majority of the entire Board of Trustees, and so long as all other conditions and requirements, if any, provided for in the Bylaws and applicable law have been satisfied, then no Shareholder vote or consent shall be necessary or required to approve any of the actions listed in paragraph (b) of this Section 2, except to the extent such Shareholder vote or consent is required by the 1940 Act or other applicable law.

Conversion to Open-End Company

Section 3. Notwithstanding any other provisions in this Declaration or the Bylaws, the conversion of the Trust or any series of Shares from a “closed-end company” to an “open-end company”, as those terms are defined in Sections 5(a)(2) and 5(a)(1), respectively, of the 1940 Act (as in effect on the date of this Declaration), together with any necessary amendments to this Declaration to permit such a conversion, shall require the affirmative vote or consent of at least seventy-five percent (75%) of each class of the Shares outstanding and entitled to vote on the matter, unless a majority of the Trustees approve such conversion and related actions. In the event of such approval by the Trustees as referred to in the preceding sentence, the 1940 Act shall govern whether and to what extent a vote or consent of Shares shall be required to approve such conversion and related actions. Any affirmative vote or consent required under this Section 3 shall be in addition to the vote or consent of the Shareholders otherwise required by law or by any agreement between the Trust and any national securities exchange, as applicable.

ARTICLE VII

DISTRIBUTIONS, DETERMINATION OF NET ASSET VALUE, REDEMPTIONS AND REPURCHASES

Distributions

Section 1. The Trustees may each year, or more frequently if they so desire, but need not, distribute to the Shareholders of any or all classes or series of Shares such income and gains, accrued or realized, as the Trustees may determine, after providing for actual and accrued expenses and liabilities (including such reserves as the Trustees may establish) determined in accordance with good accounting practices and subject to the preferences, special or relative rights and privileges of the various classes or series of Shares. The Trustees shall have full discretion to determine which items shall be treated as income and which items as capital and their determination shall be binding upon the Shareholders. Distributions of income for each year or other period, if any be made, may be made in one or more payments, which shall be in Shares, in cash or otherwise and on a date or dates and as of a record date or dates determined by the Trustees. At any time and from time to time in their discretion, the Trustees may distribute to the Shareholders as of a record date or dates determined by the Trustees, in Shares, in cash or otherwise, all or part of any gains realized on the sale or disposition of property or otherwise, or all or part of any other principal of the Trust. Each distribution pursuant to this Section 1 to the Shareholders of a particular class or series shall be made ratably according to the number of Shares of such class or series held by the several Shareholders on the applicable record date thereof, provided that no distribution need be made on Shares purchased pursuant to orders received, or for which payment is made, after such time or times as the Trustees may determine. Any such distribution paid in Shares will be paid at the net asset value thereof as determined in accordance with Section 2 of this Article VII, or at such other value as may be specified by the Bylaws or as the Trustees may from time to time determine, subject to applicable laws and regulations then in effect.

Determination of Net Asset Value

Section 2. The net asset value per share of each class and each series of Shares of the Trust shall be determined in accordance with the 1940 Act and any related procedures adopted by the Trustees from time to time. Determinations made under and pursuant to this Section 2 in good faith and in accordance with the provisions of the 1940 Act shall be binding on all parties concerned.

Redemptions, Cancellations and Repurchases

Section 3.

(a)       From time to time, the Trust may redeem, cancel or repurchase its Shares, all upon such terms and conditions as may be determined by the Trustees and subject to any applicable provisions of the 1940 Act or any exemption therefrom. The Trust may require Shareholders to pay a withdrawal charge, a sales charge, or any other form of charge to the Trust, to the underwriter or to any other person designated by the Trustees upon redemption or repurchase of Shares in such amount as shall be determined from time to time by the Trustees. The Trust may also charge a redemption or repurchase fee, payable to the Trust, in such amount as may be determined from time to time by the Trustees. The Trustees may from time to time specify conditions, not inconsistent with the 1940 Act or any exemption therefrom, regarding the redemption or repurchase of Shares of the Trust.

(b)       Subject to Section 3(a) of this Article VII, Shares may be redeemed or repurchased at their net asset value or at such other price as is in compliance with the 1940 Act or any exemption therefrom, which may be reduced by any sales charge, withdrawal charge, redemption or repurchase fee, or any other form of charge authorized by the Trustees. Net asset value shall be determined as set forth in Section 2 of this Article VII as of such time as the Trustees shall have theretofore prescribed by resolution. Subject to Section 3(a) of this Article VII, any shares of preferred stock may be redeemed or repurchased on such terms as are stipulated in the document or resolution of the Trustees establishing the terms. Payment for Shares redeemed or repurchased shall be made in cash or in property out of the assets of the Trust, or if applicable, the relevant class or Series to the Shareholder of record at such time and in the manner, not inconsistent with the 1940 Act or other applicable laws.

(c)       The Trust may not repurchase shares pursuant to this Section 3 if such repurchase could cause the Trust to fail to qualify as a REIT, unless the Board of Trustees has revoked or terminated the Trust’s REIT election pursuant to Section 5 of Article V.

ARTICLE VIII

COMPENSATION AND LIMITATION
OF LIABILITY OF TRUSTEES

Compensation

Section 1. The Trustees as such shall be entitled to reasonable compensation from the Trust; they may fix the amount of their compensation. Nothing herein shall in any way prevent the Trust’s employment of any Trustee for advisory, management, legal, accounting, investment banking, underwriting, brokerage or other services and payment for the same by the Trust.

Limitation of Liability

Section 2. The Trustees shall not be responsible or liable in any event for any neglect or wrongdoing of any officer, agent, employee, adviser, sub-adviser, manager or principal underwriter of the Trust, nor shall any Trustee be responsible for the act or omission of any other Trustee, but nothing herein contained shall protect any Trustee against any liability to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

Every note, bond, contract, instrument, certificate, Share or undertaking and every other act or thing whatsoever executed or done by or on behalf of the Trust or the Trustees or any of them in connection with the Trust shall be conclusively deemed to have been executed or done only in or with respect to their or his or her capacity as Trustees or Trustee, and such Trustees or Trustee shall not be personally liable thereon.

ARTICLE IX

INDEMNIFICATION

Trustees, Officers etc.

Section 1. The Trust shall indemnify each of its Trustees and officers (including persons who serve at the Trust’s request as directors, officers or trustees of another organization in which the Trust has any interest as a shareholder, creditor or otherwise) (hereinafter referred to as a “Covered Person”) against all liabilities and expenses, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees reasonably incurred by any Covered Person in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or legislative body, including any form of alternate dispute resolution, such as, but not limited to, arbitration or mediation, in which such Covered Person may be or may have been involved as a party or otherwise or with which such Covered Person may be or may have been threatened, while in office or thereafter, by reason of being or having been such a Covered Person, except with respect to any matter as to which such Covered Person shall have been finally adjudicated in a decision on the merits in any such action, suit or other proceeding not to have acted in good faith in the reasonable belief that such Covered Person’s action was in the best interests of the Trust and except that no Covered Person shall be indemnified against any liability to the Trust or its Shareholders to which such Covered Person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office. Expenses, including counsel fees so incurred by any such Covered Person (but excluding amounts paid in satisfaction of judgments, in compromise or as fines or penalties), shall be paid from time to time by the Trust in advance of the final disposition of any such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Covered Person to repay amounts so paid to the Trust if it is ultimately determined that indemnification of such expenses is not authorized under this Article IX, provided, that (a) such Covered Person shall provide appropriate security for his or her undertaking, (b) the Trust shall be insured against losses arising by reason of such Covered Person’s failure to fulfill his or her undertaking, or (c) a majority of the Trustees who are disinterested persons and who are not Interested Persons of the Trust (provided that a majority of such Trustees then in office act on the matter), or independent legal counsel in a written opinion shall determine, based on a review of readily available facts (but not a full trial-type inquiry), that there is reason to believe such Covered Person ultimately will be entitled to indemnification.

Each Covered Person’s right to indemnification vests by virtue of such Covered Person’s status as such, and no repeal or modification of this Section 1 shall adversely affect any rights to indemnification from liabilities or expenses or to the advancement of liabilities or expenses of any Covered Person who is within the definition of “Covered Person” existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

Compromise Payment

Section 2. As to any matter disposed of (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication in a decision on the merits by a court, or by any other body before which the proceeding was brought, that such Covered Person either (a) did not act in good faith in the reasonable belief that such Covered Person’s action was in the best interests of the Trust or (b) is liable to the Trust or its Shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office, indemnification shall be provided if (x) approved as in the best interests of the Trust, after notice that it involves such indemnification, by at least a majority of the Trustees who are disinterested persons and are not Interested Persons of the Trust (provided that a majority of such Trustees then in office act on the matter), upon a determination, based upon a review of readily available facts (but not a full trial-type inquiry) that such Covered Person acted in good faith in the reasonable belief that such Covered Person’s action was in the best interests of the Trust and is not liable to the Trust or its Shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office, or (y) there has been obtained an opinion in writing of independent legal counsel, based upon a review of readily available facts (but not a full trial-type inquiry), to the effect that such Covered Person appears to have acted in good faith in the reasonable belief that such Covered Person’s action was in the best interests of the Trust and that such indemnification would not protect such Covered Person against any liability to the Trust to which such Covered Person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office. Any approval pursuant to this Section 2 shall not prevent the recovery from any Covered Person of any amount paid to such Covered Person in accordance with this Section 2 as indemnification if such Covered Person is subsequently adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that such Covered Person’s action was in the best interests of the Trust or to have been liable to the Trust or its Shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office.

Rebuttable Presumption

Section 3. For purposes of the determination or opinion referred to in clause (c) of Section 1 of this Article IX or clauses (x) or (y) of Section 2 of this Article IX, the majority of the Trustees who are disinterested persons and who are not Interested Persons of the Trust acting on the matter or independent legal counsel, as the case may be, shall be entitled to rely upon a rebuttable presumption that the Covered Person has not engaged in willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office.

Indemnification Not Exclusive

Section 4. The right of indemnification hereby provided shall not be exclusive of or affect any other rights to which any such Covered Person may be entitled. As used in this Article IX, the term “Covered Person” shall include such person’s heirs, executors and administrators, and a “disinterested person” is a person against whom none of the actions, suits or other proceedings in question or another action, suit or other proceeding on the same or similar grounds is then or has been pending. Nothing contained in this Article IX shall affect any rights to indemnification to which personnel of the Trust, other than Trustees or officers, and other persons may be entitled by contract or otherwise under law, nor the power of the Trust to purchase and maintain liability insurance on behalf of any person.

Shareholders

Section 5. In case any Shareholder or former Shareholder shall be held to be personally liable solely by reason of his or her being or having been a Shareholder and not because of his or her acts or omissions or for some other reason, the Shareholder or former Shareholder (or his or her heirs, executors, administrators or other legal representatives or, in the case of a corporation or other entity, its corporate or other general successor) shall be entitled to be held harmless from and indemnified against all loss and expense arising from such liability.

ARTICLE X

MISCELLANEOUS

Trustees, Shareholders, etc. Not Personally Liable; Notice

Section 1. All persons extending credit to, contracting with or having any claim against the Trust or a particular series or class of Shares shall look only to the assets of the Trust or the assets of that particular series or class of Shares for payment under such credit, contract or claim; and neither the Shareholders nor the Trustees, nor any of the Trust’s officers, employees or agents, whether past, present or future, shall be personally liable therefor. Nothing in this Declaration shall protect any Trustee against any liability to which such Trustee would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of the office of Trustee.

Every note, bond, contract, instrument, certificate or undertaking made or issued by the Trustees or by any officer or officers shall give notice that this Declaration is on file with the Secretary of The Commonwealth of Massachusetts and shall recite that the same was executed or made by or on behalf of the Trust or by them as Trustee or Trustees or as officer or officers and not individually and that the obligations of such instrument are not binding upon any of them or the Shareholders individually but are binding only upon the assets and property of the Trust, and may contain such further recital as he or she or they may deem appropriate, but the omission thereof shall not operate to bind any Trustee or Trustees or officer or officers or Shareholder or Shareholders individually.

Trustees and Officers Good Faith Action, Expert Advice, No Bond or Surety

Section 2. The exercise by the Trustees of their powers and discretions hereunder shall be binding upon everyone interested. A Trustee or officer shall be liable for his or her own willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of the office of Trustee or officer, and for nothing else, and shall not be liable for errors of judgment or mistakes of fact or law. No provision of this Section 2 or this Declaration shall limit or eliminate any duty under federal securities laws (including any fiduciary duties of loyalty and care) a Trustee or officer owes to the Trust with respect to claims asserted under the federal securities laws. The Trustees or officers may take advice of counsel or other experts with respect to the meaning and operation of this Declaration, and shall be under no liability for any act or omission in accordance with such advice or for failing to follow such advice. The Trustees and officers shall not be required to give any bond as such, nor any surety if a bond is required.

For purposes of (a) any standard of care applicable to a Trustee in the discharge of his or her duties as a trustee and (b) indemnification of a Trustee pursuant to Article X of this Declaration, the conduct of the Trustee shall be evaluated solely by reference to a hypothetical reasonable person, without regard to any special expertise, knowledge or other qualifications of the Trustee. In particular, and without limiting the generality of the foregoing, neither the determination that a Trustee is an “audit committee financial expert” nor the knowledge, experience or other qualifications underlying such a determination shall result in that Trustee being held to a standard of care that is higher than the standard that would be applicable in the absence of such a determination or such knowledge, experience or qualification, nor shall such a determination or such knowledge, experience or other qualification impose any duties, obligations or liabilities that are greater than would obtain in the absence of such a determination or such knowledge, experience or qualification.

Liability of Third Persons Dealing with Trustees

Section 3. No person dealing with the Trustees shall be bound to make any inquiry concerning the validity of any transaction made or to be made by the Trustees or to see to the application of any payments made or property transferred to the Trust or upon its order.

Duration and Termination of Trust

Section 4. Unless terminated as provided herein, the Trust shall continue without limitation of time. Subject to the voting powers of one or more classes or series of Shares as set forth in the Bylaws, the Trust may be terminated at any time (i) by vote or consent of Shareholders holding at least seventy-five percent (75%) of the Shares entitled to vote or (ii) by vote or consent of majority of the entire Board of Trustees upon written notice to the Shareholders. Any series or class of Shares may be terminated at any time (x) by vote or consent of Shareholders holding at least at least seventy-five percent (75%) of the Shares of such series of class entitled to vote or (y) by vote or consent of majority of the entire Board of Trustees upon written notice to the Shareholders of such series or class. For the avoidance of any doubt and notwithstanding anything to the contrary in this Declaration, Shareholders shall have no separate right to vote with respect to the termination of the Trust or a series of class of Shares if the Trustees exercise their right to terminate the Trust or such series or class pursuant to clauses (ii) and (y) of this Section 4.

Upon termination of the Trust or of any one or more series or classes of Shares, after paying or otherwise providing for all charges, taxes, expenses and liabilities, whether due or accrued or anticipated, of the Trust or of the particular series or class, as may be determined by the Trustees, the Trust shall in accordance with such procedures as the Trustees consider appropriate reduce the remaining assets to distributable form in cash or shares or other property, or any combination thereof, and distribute the proceeds to the Shareholders of the series or class(es) involved, ratably according to the number of Shares of such series or class held by the several Shareholders on the date of termination, except to the extent otherwise required or permitted by the preferences and special or relative rights and privileges of any classes or series of Shares.

Filing of Copies, References, Headings

Section 5. The original or a copy of this instrument and of each amendment hereto shall be kept at the office of the Trust, where it may be inspected by any Shareholder. A copy of this instrument and of each amendment hereto shall be filed by the Trust with the Secretary of The Commonwealth of Massachusetts and with the Boston City Clerk, as well as any other governmental office where such filing may from time to time be required. Anyone dealing with the Trust may rely on a certificate by an officer of the Trust as to whether or not any such amendments have been made and as to any matters in connection with the Trust hereunder; and, with the same effect as if it were the original, may rely on a copy certified by an officer of the Trust to be a copy of this instrument or of any such amendments. In this instrument and in any such amendment, references to this instrument, and all expressions like “herein”, “hereof”, and “hereunder”, shall be deemed to refer to this instrument as amended or affected by any such amendments. Headings are placed herein for convenience of reference only and shall not be taken as a part hereof or control or affect the meaning, construction or effect of this instrument. This instrument may be executed in any number of counterparts, each of which shall be deemed an original.

Applicable Law

Section 6. This Declaration is made in The Commonwealth of Massachusetts, and it is created under and is to be governed by and construed and administered according to the laws of said Commonwealth. The Trust shall be of the type commonly called a Massachusetts business trust, and without limiting the provisions hereof, the Trust may exercise all powers which are ordinarily exercised by such a trust.

Amendments

Section 7.

(a)       Except to the extent that the Bylaws or applicable law may require a higher vote or the separate vote of one or more classes or series of Shares, and except as provided in this paragraph (a) or in paragraph (b) of this Section 7, this Declaration may be amended at any time by an instrument in writing signed by a majority of the then Trustees (1) when authorized so to do by a vote of Shareholders holding a majority of the Shares entitled to vote or (2) without Shareholder approval as may be necessary or desirable in order to authorize one or more classes or series of Shares as in Section 1 of Article III hereof. Notwithstanding the foregoing, in the event that the Trust becomes subject to a requirement to hold annual meetings of Shareholders to vote on the election of Trustees, including by virtue of listing the Shares for trading on a national securities exchange, a majority of the then Trustees may by resolution amend Article V and other applicable provisions of this Declaration to provide for a classified Board of Trustees with staggered terms of office and such other provisions as the Trustees deem appropriate in connection with holding annual Shareholder meetings, and such amendments shall not require authorization by Shareholder vote. Amendments having the purpose of changing the name of the Trust or of supplying any omission, curing any ambiguity or curing, correcting or supplementing any defective or inconsistent provision contained herein shall not require authorization by Shareholder vote.

(b)       Except to the extent that the Bylaws or applicable law may require a higher vote or the separate vote of one or more classes or series of Shares, no amendment may be made under this Section 7 which shall amend, alter, change or repeal any of the following provisions hereof Article III, Sections 4, 5, 6 or 7; Article V, Sections 1 and 2; each Section of Article VI; Article VIII, Section 2; each Section of Article IX; or this Article X, Sections 1, 2, 3, 4 or 7 unless, in each case, the amendment effecting such amendment, alteration, change or repeal shall be effected by an instrument in writing signed by a majority of the then Trustees and shall receive the affirmative vote or consent of at least a majority of the Shares entitled to vote; provided, however, that such affirmative vote or consent shall be in addition to the vote or consent of the Shareholders otherwise required by applicable law or by the terms of any agreement between the Trust and any national securities exchange.

(c)       Except to the extent that the Bylaws or applicable law requires a vote or consent of Shareholders, the Board of Trustees shall have the sole power and authority to adopt, amend, alter, change or repeal any Bylaw of the Trust, if the resolution or writing adopting, amending, altering, changing or repealing any such Bylaw is approved or signed by a majority of the Board of Trustees; provided, however, that the approval of a majority of the Board of Trustees shall be required for (i) any amendment, alteration, change or repeal of Article 10 of the Bylaws and (ii) any amendment, alteration, change or repeal of any other Article or provision of the Bylaws designated from time to time by resolution of a majority of the Board of Trustees to require such approval.

Address of the Trust

Section 8. As of the date hereof, the principal address of the Trust is c/o Baseline Partners LLC,1819 E Southern Ave., Ste B10, Mesa, Arizona 85204. The Trustees may change the principal address of the Trust to any location within or without The Commonwealth of Massachusetts as they shall determine in their sole discretion.

IN WITNESS HEREOF, the Trustee named below does hereby make and enter into this Agreement and Declaration of Trust of Baseline CRE Income Fund as of the date first written above.

/s/ Patrick Cardon
Patrick Cardon